Exhibit 99.1

Contact:
Alicia Miller, Communications & Marketing Manager

330-742-0650 ALMiller@YourPremierBank.com

Kathy Bushway

Chief Marketing Officer

330-742-0638

KBushway@YourPremierBank.com

FOR IMMEDIATE RELEASE

Premier financial corp. announces appointment of nikki lanier, jd to its board of directors

Defiance, OH (January 7, 2022) – Premier Financial Corp. (Nasdaq: PFC), the holding company for Premier Bank and First Insurance Group, today announced that Nikki Lanier, JD, will be appointed to the Company’s Board of Directors effective January 24, 2022.

Ms. Lanier is the founder and Chief Executive Officer of Harper Slade, a racial equality advisory firm that began operations January 1, 2022. Prior to forming Harper Slade, Ms. Lanier was the Senior Vice President and Site General Manager of the Federal Reserve Bank of St. Louis (Louisville).

Don Hileman, Executive Chairman of the Board of Premier Financial, stated "I am delighted to welcome Ms. Lanier to our Board of Directors. We are confident that she will provide valuable perspective to the Board and look forward to her contributions."

Lanier is an accomplished leader with more than 25 years of experience in a variety of fields spanning banking, labor and employment law, collective bargaining, human resources, and state government. She is a seasoned Chief Human Resource Officer (CHRO) in both the private and public sectors, with expertise in a variety of HR disciplines. She has managed multi-site operations, ensured compliance with all federal and state employment laws, and implemented comprehensive approaches that effectively align human capital priorities with the overall organizational strategy. Lanier is a collaborative leader that excels at building synergetic high-performing teams in multi-cultural and cross-functional environments.

“We are extremely pleased to welcome Ms. Lanier to our Board of Directors,” said Gary Small, President and CEO. “We are delighted to add an accomplished leader of Nikki’s caliber to PFC’s Board. Her depth of knowledge and experience, coupled with her extensive industry background, will be an asset to the Board.”

Lanier also serves as an adjunct MBA professor at the University of Louisville College of Business, where she also serves on its Board of Advisors. She also serves as chair of the board of One West, a Louisville based community development corporation, and as secretary and audit committee chair of the Louisville Regional Airport Authority board. Lanier will serve on the Compensation and Risk committees as a Premier Financial Board Member.

About Premier Financial Corp.

Premier Financial Corp. (Nasdaq: PFC), headquartered in Defiance, Ohio, is the holding company for Premier Bank and First Insurance Group. Premier Bank, headquartered in Youngstown, Ohio, operates 75 branches and 12 loan offices in Ohio, Michigan, Indiana, Pennsylvania and West Virginia (West Virginia office operates as Home Savings Bank) and serves clients through a team of wealth professionals dedicated to each community banking branch. First Insurance Group is a full-service insurance agency with ten offices in Ohio. For more information, visit the company’s website at PremierFinCorp.com.

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